THE NOVAMETRIX 13D SHAREHOLDERS GROUP



                                    August 30, 1996



Dear Shareholder:

     The 13D Group of shareholders has completely lost confidence in Management's integrity and trustworthiness. From the signed proxy cards we are getting back, many other shareholders agree with us.

     Why has this happened?  Here's why:

     PEOPLE CREATE OR DESTROY CONFIDENCE BY WHAT THEY SAY AND WHAT THEY DO.
SO:

1.   What Has Management Done?

     ON MAY 20, 1996, MANAGEMENT PULLED A RAW, NAKED POWER PLAY TO PERPETUATE THEIR CONTROL OF THE BOARD OF DIRECTORS.

     *     In 1994 and in 1995, the company operated with only six directors.

     * Both the 1994 and 1995 Management proxy statements promised shareholders to elect THREE class A directors in 1996.

     * Management now claims that on May 20, 1996, the Directors held a private telephone conversation among themselves and reshuffled directorships and the whole election process. As a result of that reshuffling, Management is telling shareholders that they will only allow you to elect TWO directors at the 1996 annual meeting instead of the THREE that they have been promising shareholders for two years.

     * On May 24, 1996, we warned them in writing NOT to meddle with the election process. Now they want you to believe that their reshuffling conversation took place just four days before we warned them not to do it.


     IF MANAGEMENT HAD KEPT ITS PROMISE TO SHAREHOLDERS TO ELECT THREE DIRECTORS (OUT OF SIX) IN 1996, A VICTORY BY THE 13D GROUP WOULD
HAVE JEOPARDIZED MANAGEMENT CONTROL OF THE COMPANY.  THEY COULDN'T ALLOW THAT.

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2.   Is Management Telling the Truth to Shareholders?

     MANAGEMENT STATES THAT ALL DIRECTORS OWN STOCK IN THE COMPANY. THIS IS ABSOLUTELY NOT TRUE. THE COMPANY'S OWN OFFICIAL LISTS OF CURRENT SHAREHOLDERS DO NOT LIST DIRECTORS MICHAEL J. NEEDHAM OR STEVEN J. SHULMAN AS SHAREHOLDERS. (NEEDHAM OWNS WARRANTS, BUT HE DOES NOT OWN ANY STOCK AND IS LEGALLY NOT A SHAREHOLDER ENTITLED TO VOTE.)

     Two-thirds of the company's directors either own no stock at all in the company, or just have minimal amounts (Paulsen and Vincent). Can these directors have any real incentive to maximize shareholder values?

3.   The Andros Deal:

     We still don't have the whole story on the Andros Genstar deal from Management, even though we asked for it over a month ago. It smells politically motivated to us however; just another device to keep control. If the deal goes through, it appears that the interest of the current Novametrix shareholders will be diluted by about 50%. That would effectively kill any future opposition to Management by present shareholders. We'll get back to you once we have received the full details from Management.

4.   How Can Management Get Away With This?

     The answer is simple: They operate almost with impunity behind a legal Iron Curtain with shareholders on the outside looking in.

     Why Is That? - Because when they set up the company, Management structured it so that they would have almost complete control over the number and election of directors. Example: The May 20 reshuffling of the Board. Shareholders have very little legal ability to control them without lawsuits.

     CONFIDENCE:

     The whole issue boils down to CONFIDENCE. The 13D Group has lost confidence in Management integrity because of their unfair tactics and misrepresentations.

     IF YOU HAVE ALSO LOST CONFIDENCE IN MANAGEMENT, THEN VOTE NO CONFIDENCE BY SENDING US YOUR SIGNED 13D PROXY CARD (THE GREEN ONE).

     Please contact us at 1-800-344-1116 if you want any additional information or if you need another proxy card.

                                    Very truly yours,



                                    Paul A. Cote
                                    On Behalf of the 13D Shareholders Group*

*13D Shareholders Group is comprised of 30 shareholders of the company.